 EXHIBIT 99.1

Independent Auditors’ Report

To the Members
ADI Time, LLC
Warwick, Rhode Island

We have audited the accompanying balance sheets of ADI Time, LLC as of December 31, 2010 and 2009, and the related statements of income and members' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above in the first paragraph present fairly, in all material respects, the financial position of ADI Time, LLC as of December 31, 2010 and 2009 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements as a whole. The supplementary information presented on page 9 is for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements as a whole.

Ward Fisher & Company
March 15, 2011

ADI Time, LLC
Balance Sheet
December 31, 2010 and 2009

	2010	2009
ASSETS
Current Assets
Cash and cash equivalents (Notes 1 and 6)	$397,680	$587,984
Accounts receivable trade (net of allowance for uncollectible accounts of $48,000 and $41,000, respectively) (Note 1)	573,559	488,873
Inventory (Note 1)	65,641	66,089
Prepaid expenses	10,564	7,732
Total current assets	1,047,444	1,150,678
Property and equipment, net	203,702	4,170
Total Assets	$1,251,146	$1,154,848

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$134,303	$120,316
Accrued payroll	-	26,617
401 (k) payable	26,939	-
Unearned service contract income (Note 1)	746,584	750,411
Unearned installation and training income (Note 1)	121,775	28,310
Accrued expense	296	1,466
Total current liabilities	1,029,897	927,120

Members’ Equity	221,249	227,728
TOTAL LIABLILITIES AND MEMBERS’ EQUITY	$1,251,146	$1,154,848

See accompanying notes to financial statements.

ADI Time, LLC
Statements of Income and Members' Equity
For the Years Ended December 31, 2010 and 2009

	2010	2009
Revenue
Software	$2,118,946	$1,728,848
Services, support and maintenance	1,254,328	1,543,665
Hardware, peripherals and supplies	951,395	818,955
Total revenue	4,324,669	4,091,468
Cost of Sales
Inventory - beginning	66,089	73,772
Hardware purchases	638,425	524,765
Software purchases and maintenance	445,623	569,549
Web hosting	139,443	139,430
Badge purchases	17,445	7,333
Training & installation	54,896	31,382
Programming salaries	470,359	594,874
Customer service salaries	475,573	526,784
Payroll taxes	82,296	93,267
Cost of goods available for sale	2,390,149	2,561,156
Inventory — ending	(65,641)	(66,089)
Total cost of sales	2,324,508	2,495,067
Gross Profit	2,000,161	1,596,401
Operating expenses (Page 9)	1,894,234	1,396,429
Income from Operations	105,927	199,972
Other Income (Expense)
Bad debt expense	(45,536)	(8,410)
Interest income	3,130	4,467
Loss on sale of asset		(7,731)
Total other expense	(42,406)	(11,674)
Net Income	63,521	188,298
Members' equity — beginning	227,728	269,430
Distributions to members	(70,000)	(230,000)
MEMBERS' EQUITY - ENDING	$221,249	$227,728

See accompanying notes to financial statements.

ADI Time, LLC
Statements of Cash Flows
For the Years Ended December 31, 2010 and 2009

	2010	2009
Cash Flows from Operating Activities
Net income	$63,521	$188,298
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	43,516	59,523
Loss on sale of fixed assets	-	7,731
(Increase) decrease in:
Net accounts receivable trade	(84,686)	90,967
Inventory	448	7,683
Prepaid expense	(2,832)	(512)
Increase (decrease) in:
Accounts payable	13,987	(22,963)
Accrued payroll	(26,617)	23,979
401 (k) payable	26,939	(19,866)
Unearned service contract income	(3,827)	(16,460)
Unearned installation and training income	93,465	15,935
Accrued expenses	(1,170)	(769)
Total adjustments	59,223	145,248
Net cash provided by operating activities	122,744	333,546
Cash Flows used by Investing Activities
Proceeds from sale of assets	-	3,000
Purchase of property and equipment	(243,048)	(34,949)
Net cash used by investing activities	(243,048)	(31,949)
Cash Flows from Financing Activities
Distributions to members	(70,000)	(230,000)
Net Increase (Decrease) in Cash and Cash Equivalents	(190,304)	71,597
Cash and cash equivalents at beginning of year	587,984	516,387

CASH AND CASH EQUIVALENTS AT END OF YEAR	$397,680	$587,984

See accompanying notes to financial statements

ADI Time, LLC

Notes to Financial Statements
December 31, 2010 and 2009

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of ADI Time, LLC is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

As a limited liability company, the members' liability is limited to their investment.

Nature of Activities

ADI Time, LLC designs and develops integrated software and hardware systems for the time and attendance market. ADI Time, LLC develops and sells software, hardware, support and related products through various distribution channels worldwide.

Use of Estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, income, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company provides an allowance for losses on trade receivables based on a review of the current status of existing receivables and management's evaluation of periodic aging of accounts. Accounts receivable considered uncollectible are charged against the allowance account in the year they are deemed uncollectible. The allowance account is adjusted at year end to reflect the percentage of sales considered uncollectible. At December 31, 2010 and 2009, the allowance for losses was $48,000 and $41,000, respectively. At December 31, 2010 and 2009, accounts receivable of approximately $75,000 and $120,000, respectively, were outstanding for greater than 90 days.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation for both financial accounting and income tax purposes is computed using combinations of the straight-line and accelerated methods over the estimated lives of the respective assets, which approximate depreciation and amortization calculated in accordance with generally accepted accounting principles. Maintenance and repairs are charged to expense when incurred. When capital assets are retired or otherwise disposed of, the related cost and accumulated depreciation and amortization are removed from the respective accounts and any gain or loss is credited or charged to income. The estimated useful lives of capital assets are as follows:

Furniture and fixtures	5 years
Computer	5 years
Windows software	5 years
Other packaged software	3 years
Software Version 10	3 years
Website	3 years

Software Development Costs

Software development costs represent production costs incurred and capitalized subsequent to the establishment of technological feasibility in accordance with the "Software Cost of Sales and Services" topic of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). These costs are amortized on the straight-line method over the estimated useful lives of the products, generally three to five years.

Revenue Recognition

Revenue is recognized in accordance with the provisions of the "Software Revenue Recognition" topic of FASB ASC.

The Company recognizes income from software sales when the sale has been completed. This includes a written authorization for the order, confirmed shipment of the software and hardware, and the company's assessment that the order will be paid for. Any components of the order that have not been completed are recorded as unearned income until complete.

The Company sells software and hardware maintenance contracts that are normally for a one year period. These contracts are recorded as unearned income when written and the income is recognized on a monthly basis as the contracts age.

Advertising Costs

All advertising and promotional costs are expensed as incurred. The Company incurred advertising expense of approximately $48,816 and $60,982 for the years ended December 31, 2010 and 2009, respectively.

Income Taxes

The Company has elected to be taxed as a partnership. This method passes all items of income and expense through to the members of the LLC. The entity is not liable for taxes as an LLC.he Company has adopted the new "Accounting for Uncertainty in Income Taxes", a topic of FASB ASC, which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. At December 31, 2010, management believes no such provisions for uncertain tax position are necessary.

Subsequent Events

The Company did not have any subsequent events through March 15, 2011, which is the date the financial statements were available to be issued for events requiring recording or disclosure in the financial statements for the year ended December 31, 2010.

2. LINE-OF-CREDIT

The Company has available a maximum line of credit of $300,000, established with Bank of America, providing short-term borrowing at an interest rate of three percent over the BBA LIBOR Adjusted Periodically Rate. The note is secured by substantially all corporate assets. There was no balance due on this line at December 31, 2010. The line is due on demand.

The Company had available a maximum line of credit of $500,000, established with Bank of America, providing short-term borrowing at and interest rate of one/half percent over the prime rate of the bank. The line matured in 2010. There was no balance due at the time of maturity.

3. LEASE COMMITMENTS

The Company leases office facilities in Warwick, RI of approximately 5,200 sq. ft. The lease commenced November 1, 2010 and is for a term of five years with a one time five year renewal option. The lease calls for annual lease payments of varying amounts. The Company had previously leased office space in East Providence, RI, under a lease that expired on December 31, 2010. Rent expense for the years ended December 31, 2010 and 2009 were $104,557 and $63,674, respectively.

Minimum Rental Payments

2011	$102,883
2012	113,518
2013	114,821
2014	116,123
2015	97,674

4. PENSION AND PROFIT-SHARING PLANS

The Company sponsors a defined contribution pension plan (401k plan) and profit sharing plan covering substantially all employees meeting minimum eligibility requirements. The pension contribution is determined using a specified formula applied to each eligible employee's compensation; whereas, the profit sharing contribution is determined solely at management's discretion. The Company's 401k contribution for the years ended December 31, 2010 and 2009 was $68,862 and $65,716, respectively. Profit sharing contribution for the years ended December 31, 2010 and 2009 was $0. The participants become 50% vested in the employer's contributions after two years of service and fully vested in the employers' contribution after 3 years of service. The employer may terminate the pension and profit sharing plans at any time. The Company funds pension costs as accrued.

5. RESEARCH AND DEVELOPMENT

The Company owns the software referred to as the "Windows Software". Development of this software was performed by third parties. This software was amortized over five years. Amortization charged to expenses was $0 for the years ended December 31, 2010 and 2009. Accumulated amortization at December 31, 2010 and 2009 was $257,400 and $257,400, respectively.

The Company owns the software referred to as "Version 10". Development of this software was performed jointly by employees and third parties. This software was amortized over three years. Amortization charged to expense was $0 and $19,521 in the years ended December 31, 2010 and 2009, respectively. Accumulated amortization at December 31, 2010 and 2009 was $234,249 and $234,249, respectively.

6. SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

The Company maintains its cash accounts in two commercial banks whose cash balances are insured by FDIC up to $250,000 per depositor. Total uninsured cash amounted to approximately $31,500 and $142,000 at December 31st, 2010 and 2009, respectively.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments are cash and cash equivalents, accounts receivable, and accounts payable. The recorded value of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to their short-term nature.

ADI Time, LLC

Schedules of Operating Expenses
For the Years Ended December 31, 2010 and 2009

	2010	2009
Operating Expenses
Research and development	$184,664	$-
Selling expenses
Salaries	397,293	282,357
Consulting	17,500	-
Payroll taxes	35,106	21,870
Health insurance	43,824	44,905
Advertising expense	48,816	60,982
Training seminars	9,133	18,281
Travel and entertainment	12,647	17,225
Total selling expenses	564,319	445,620
General and administrative expenses
Officer's salaries	112,500	150,000
Administrative salaries	216,109	178,610
Consulting	170,000	-
Payroll taxes	28,630	27,085
Employee benefits	188,040	213,678
401(k) contribution	68,862	65,716
Employee recruitment	1,267	918
Depreciation and amortization	43,516	59,523
Rent	104,557	63,674
Utilities	18,421	18,615
Telephone	44,114	49,607
Auto expense	13,935	12,078
Bank charges	19,956	17,669
Miscellaneous	2,761	1,051
Contributions	925	-
Dues and subscriptions	1,734	3,078
Insurance	24,989	23,533
Internet expenses	406	5,867
Office expense	40,427	32,043
Postage	2,193	2,833
Professional fees	34,906	18,993
Repair and maintenance	3,299	4,098
Taxes other	1,972	1,938
Training and seminar	1,732	202
Total general and administrative expense	1,145,251	950,809
TOTAL OPERATING EXPENSES	$1,894,234	$1,396,429